EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Willdan Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Willdan Group, Inc. of our report dated August 3, 2006, except as to note 2, which is as of November 1, 2006, with respect to the consolidated balance sheet of Willdan Group, Inc. and subsidiaries as of December 30, 2005 and December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 30, 2005, which report appears in the registration statement number 333-136444 on Form S-1, as amended, of Willdan Group, Inc.  Our report refers to the fact that the consolidated financial statements as of and for the fiscal year ended December 30, 2005 have been restated.

/s/ KPMG LLP

Los Angeles, California

December 1, 2006